Exhibit 3.1

ARTICLES OF AMENDMENT OF OceanPal Inc. Reg. No. 108815

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this Document was filed in accordance with Section 5 of the Business Corporations Act on

August 22, 2025

/s/ C. Tompkins
Charisma Tompkins
Deputy Registrar

ARTICLES OF AMENDMENT OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
OCEANPAL INC.
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT
The undersigned, Robert Perri, Chief Executive Officer of OceanPal Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation hereby certify:
1.	The name of the Corporation is: OceanPal Inc.
2.	The Articles of Incorporation were filed with the Registrar of Corporations as of the 15th day of April 2021.
3.
The Articles of Incorporation were first amended and restated with the Registrar of Corporations on November 29, 2021 and further amended by Articles of Amendment on December 21, 2022. On June 7, 2023, an Amended and Restated Articles of Incorporation was filed with the Registrar of Corporations.

4.	Section D of the Amended and Restated Articles of Incorporation is hereby amended as follows:
(c) Effective with the commencement of business on August 25, 2025, the Corporation has effected a one-for-twenty-five reverse stock split as to its issued shares of common stock, par value $0.01 per share, pursuant to which the number of issued shares of common stock shall decrease from 167,402,561 to 6,696,102 shares, as adjusted for the cancellation of fractional shares and which may be further adjusted for the cancellation of fractional shares. The reverse stock split shall not change the par value of the common stock. The stated capital of the Corporation is hereby reduced from $1,674,025.61 to $66,961.02, as adjusted for the cancellation of the fractional shares and which may be further adjusted for the cancellation of fractional shares.
5.
The amendment to the Amended and Restated Articles of Incorporation was authorized by actions of the Board of Directors and Shareholders of the Corporation as required by the Business Corporations Act.

IN WITNESS WHEREOF, the undersigned has executed these Articles Amendment on this 22nd day of August 2025.

/s/ Robert Perri
Robert Perri
Chief Executive Officer